Exhibit 10.11

THE HOME DEPOT

MASTER SERVICE PROVIDER AGREEMENT

Onyx Capital Tequila Partners IV, LLC D/B/A KAT Fabricators	TX

Service Provider’s Full Business Name	Service Provider’s State of Incorporation

3424 Dilido Rd.
Service Provider’s Address
Dallas	TX	75228
City	State	Zip

THIS MASTER SERVICE PROVIDER AGREEMENT (“SPA”) is made and entered by and between Service Provider and Home Depot U.S.A., Inc., on behalf of itself and its Affiliates (collectively, “The Home Depot”) (The Home Depot and Service Provider, individually a “Party” and collectively the “Parties”). The effective date of this SPA is the date it is signed by Service Provider as reflected on the signature page (“Effective Date”).

TERMS AND CONDITIONS

The Home Depot and Service Provider agree as follows:

Definitions. Capitalized terms which are not otherwise defined in this SPA have the following meanings:

“Affiliate” means any entity which currently exists or is later acquired that: (i) controls, (ii) is controlled by, or (iii) is under common control with The Home Depot. An entity will be deemed to control another entity if it has the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise.

“Applicable Law” means all federal, state, county, and local laws, statutes, orders, ordinances, regulations, rules, codes (including building codes), permits, requirements, or decrees (including consent decrees) of any governing authority or quasi-governmental authorities within the jurisdiction, and any court orders pertaining to this SPA, a Job, Purchase Order, Customer Contract, or the performance of Services under this SPA including, without limitation, all applicable guidelines and regulations issued by the U.S. Environmental Protection Agency and the Occupational Safety and Health Administration. For purposes of clarity, and as used in this SPA, the term “Service Provider” is not intended to be defined as that term is defined and used in California Consumer Privacy Act, Cal. Civ. Code § 1798.100 et seq., as amended by the California Privacy Rights Act, and its implementing regulations.

“Badge” means a badge issued by The Home Depot to Service Providers and Subcontractors as part of the onboarding process following completion of background investigations as more specifically set forth in Section 6.

“Change Order” means an amendment to a Purchase Order that is approved in writing by Customer and The Home Depot.

“Customer” means a customer of The Home Depot with whom The Home Depot enters into a Customer Contract.

“Customer Contract” means a written contractual arrangement between The Home Depot and a Customer under which The Home Depot agrees to provide Customer with Services.

“Non-Public Personal Information” means all information relating to, or capable of being associated, directly or indirectly, with a particular natural person or household that is disclosed by The Home Depot, or which Service Provider or Personnel acquire, access, or derive from Customer or otherwise in connection with this SPA (or any Purchase Order), including, without limitation, first and last name, social security number, government issued identification information (including driver’s license number, passport number, and military ID), telephone number, credit card number, payment card data, postal address, e-mail address, account information, payroll information, financial information, health information, employee identification number, criminal history, employment information, mother’s maiden name, birth date, other factors specific to that individual’s physical or financial identity, demographic information, biometric information, purchase records, internet or other electronic network activity, browsing history, search history, information regarding interactions with a website, application, or advertisement, or inferences derived from other Non-Public Personal Information.

“Personnel” means a Service Provider’s employees, officers, directors, partners, personnel, agents, representatives, subcontractors (including a Subcontractor, as defined in Section 1.1, and its employees and independent contractors), independent contractors, or other third-party contractors.

“Purchase Order” means the purchase order issued by The Home Depot to the Service Provider with respect to a “Job,” as that term is defined in Section 1.3.

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“Services” means the labor, services, work, equipment, materials and/or goods provided by Service Provider to The Home Depot and its Customers under the terms of this SPA, a related Purchase Order, and a Customer Contract.

“Term” means the term of this SPA as defined in Section 2.1.

1	Introduction.

1.1 Purpose and Applicability of SPA. To facilitate the business relationship between the Parties, expedite contract execution, and establish standard terms and conditions applicable to all Services covered by this SPA, the Parties hereby enter into this SPA, which will be applicable to all Services performed by the Service Provider and Service Provider’s subcontractors, suppliers, materialmen (if permitted) (collectively “Subcontractors”), and any other entity or individual for whom Service Provider is legally liable or responsible, including, without limitation, Personnel.

1.2 No Assurance of Business Opportunity for Service Provider During Term. During the Term, it is contemplated that Service Provider may, from time to time, be requested by The Home Depot to perform Services; however, the existence of this SPA alone does not obligate or bind The Home Depot to order any Services from Service Provider. Service Provider further and specifically acknowledges that The Home Depot makes no assurance whatsoever that Service Provider will receive any or a minimum volume of business or revenue, leads, assignments, Purchase Orders, geographic territory rights, or any other type of business opportunities whatsoever from The Home Depot or any of its individual stores by executing this SPA. In view of the foregoing, Service Provider acknowledges that any investments or expenditures that Service Provider has made or may make upon executing the SPA are made at Service Provider’s sole risk.

1.3 Purchase Orders. The Home Depot’s retention of Service Provider with respect to any Customer Contract constitutes a “Job.” For each Job, The Home Depot will issue a Purchase Order to the Service Provider. A Purchase Order will be deemed accepted upon the earlier of Service Provider’s acknowledgment of receipt of the Purchase Order or Service Provider’s commencement of Services relating in any way to a Purchase Order. The Purchase Order will include the Job’s specific terms, general Job information, scope of work, Job specific forms, and any contract terms specifically applicable to the Job. This SPA is incorporated into and made part of all Purchase Orders. A Purchase Order may be modified only by execution of a Change Order pursuant to, and as defined in, Section 3.4. For the avoidance of doubt, any inconsistent or additional terms included in any document attached to a Purchase Order or otherwise intended to be incorporated therein will have no force or effect unless the Purchase Order specifically references such document and the inconsistent or additional terms. Purchase Orders may be transmitted to the Service Provider by email, facsimile, through any of The Home Depot’s internal computer systems or any other electronic method of communication implemented by The Home Depot and made available to Service Provider. A Purchase Order may modify and/or supplement the terms and conditions of the SPA only if such modification or supplementation is approved in writing by a duly authorized representative of The Home Depot. In the event of irreconcilable conflicting provisions between a Purchase Order and the SPA, the SPA will govern.

1.4 Assigned Stores. With respect to those Programs where The Home Depot assigns a store location to Service Provider and Service Provider agrees to provide Services to customers for such store locations, Service Provider acknowledges that The Home Depot may change or reduce Service Provider’s store location assignments at any time, without advance notice, and any such change will not constitute a breach or termination under this SPA.

1.5 Independent Contractor.

(a) Service Provider’s relationship to The Home Depot for purposes of this SPA is that of a free and independent contractor, and in no event will The Home Depot or its Affiliates be considered an employer or joint employer of Service Provider, any Subcontractor, or either of their Personnel. Service Provider agrees it will have sole responsibility for all applicable benefit plans, workers’ compensation, and any taxes and withholdings with respect to compensation paid by The Home Depot to Service Provider, and Service Provider is solely responsible for the payment of wages, salaries, and benefits to Personnel. For the avoidance of doubt, Service Provider agrees that: (i) The Home Depot is not responsible for the payment of wages, salaries, and benefits to Personnel; (ii) it has sole responsibility to recruit, interview, hire, train, schedule, evaluate, discipline, terminate, supervise, or dictate the daily work of Personnel; and (iii) The Home Depot has no responsibility to recruit, interview, hire, train, schedule, evaluate, discipline, terminate, supervise, or dictate the daily work of Personnel.

(b) None of the terms set forth in this SPA will be construed as creating a partnership, joint venture, agency, master-servant, employment, trust, fiduciary relationship, or any other relationship between The Home Depot and Service Provider or Personnel. Service Provider is expressly prohibited from incurring and has no right, directly or indirectly, to incur any debts or other obligations (express or implied) or make any representations on behalf of The Home Depot except as expressly authorized in the Programs, as defined in Section 3.2.

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1.6 Pro Xtra Program Enrollment. Service Provider acknowledges and agrees that this SPA includes automatic enrollment in The Home Depot’s Pro Xtra Program, which provides potential rewards and recognition to Service Provider as a professional customer of The Home Depot. Service Provider agrees to the Pro Xtra Program rules and terms and conditions, which The Home Depot may modify from time to time, in its sole discretion without prior notice, and which are available at https://www.homedepot.com/c/ProXtra_Terms and Conditions. The Pro Xtra Program rules govern Service Provider’s participation in the Pro Xtra Program and are not incorporated herein and do not affect any of the terms of this SPA. The terms of this SPA likewise do not alter the Pro Xtra Program rules.

2	Term.

2.1 Term; Renewals. The initial term of this SPA is one (1) year, commencing on the Effective Date (the “Initial Term”). The Term will automatically extend and renew for consecutive one-year periods (each a “Renewal Term”) under the same terms and conditions contained herein (or as amended after the Effective Date) without further notice, unless: (i) Service Provider gives The Home Depot written notification of termination one hundred eighty (180) days prior to the new Renewal Term; or (ii) this SPA is terminated earlier in accordance with Section 15. The Initial Term and each Renewal Term may be collectively referred to herein as the “Term.”

2.2 Effect of Expiration of Term or Termination. In the event of termination, this SPA will remain in full force and effect for all Purchase Orders executed before the termination date until the applicable statute of repose has expired for the Services that are the subject of the Purchase Order.

3	Services; Programs; Changes; Service Provider Reference Guide.

3.1 Scope of Services. Service Provider will perform and furnish all Services necessary to prosecute and complete the scope of work identified, described in, or reasonably inferred from a Purchase Order.

3.2 Programs. The Home Depot may order the following types of Services from Service Provider under this SPA as may be agreed to by the Parties and identified in a Purchase Order (“Program(s)”): (i) “Service Only” – where Service Provider will provide Services to the Customer pursuant to a Customer Contract between The Home Depot and its Customer; (ii) “Install Only” – where Service Provider will install merchandise at the Customer’s service location pursuant to a Customer Contract between The Home Depot and its Customer; (iii) “Furnish and Install” – where Service Provider will furnish product from its inventory and install the product at the Customer’s service location pursuant to a Customer Contract between The Home Depot and its Customer; (iv) “Sell, Furnish, and Install” – where Service Provider will sell, furnish product from its inventory, and install the product at the Customer’s service location pursuant to a Customer Contract between The Home Depot and its Customer; (v) “Furnish and Deliver” – where Service Provider will furnish product from its inventory and deliver the product to the Customer pursuant to a Customer Contract between The Home Depot and its Customer; and (vi) “Deliver” – where Service Provider delivers the product to the Customer on behalf of The Home Depot pursuant to a Customer Contract between The Home Depot and its Customer. Pursuant to a written amendment, the Parties may agree to modify the types of Services provided by Service Provider.

3.3 Pricing of Services; Cost Adjustments.

(a) The prices that Service Provider charges The Home Depot for the Services may be set forth on Exhibit A (the “SP Price”), in which case Exhibit A will be signed by the Parties and is hereby incorporated into and made a part of this SPA. Unless otherwise provided herein, the prices at which Services are sold to Customer will be solely determined by The Home Depot irrespective of the prices set forth in Exhibit A.

(b) Any requests for adjustment to the SP Price based on cost increases must be submitted for approval through The Home Depot’s current process as set forth in the SPRG (as defined in Section 3.6). The Home Depot cost increase review and approval process may take up to one hundred twenty (120) days to complete. If cost increases are agreed upon, the cost increases and related adjustment to the SP Price will go into effect thirty (30) days following the date of The Home Depot’s written approval. If The Home Depot and Service Provider cannot agree on an increase to the SP Price, the SP Price remains unchanged, and Service Provider will have the option to terminate this SPA with one hundred twenty (120) days prior written notice under Section 15.

(c) The Home Depot may adjust compensation due Service Provider by one of the following methods: (i) mutual agreement on a lump sum with sufficient information to substantiate the amount; (ii) unit prices stated in this SPA or the Purchase Order or, if not stated, then established by mutual written agreement; or (iii) as otherwise dictated by The Home Depot in its sole discretion in writing.

3.4 Changes to Purchase Order. A Purchase Order may be amended only by a Change Order. For the avoidance of doubt, a Change Order is required for changes to Services even where the changes do not affect the contract price a Customer pays. No adjustments to a Service Provider’s compensation will be made for any deviations from a Purchase Order that have not been requested or otherwise agreed to by The Home Depot and Customer in writing. Fully executed Change Orders are subject to this SPA. Change Orders may be transmitted by email, or any other electronic method of communication implemented by The Home Depot and made available to Service Provider.

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3.5 Performance of Services. Service Provider and Personnel will provide all Services, fulfill all Purchase Orders, and complete all Jobs in a timely, workmanlike, and professional manner in accordance with: (i) this SPA; (ii) the applicable Purchase Order; (iii) any service level requirements specified in the SPRG (see Section 3.6 below); (iv) any Program specific written guidelines provided by the applicable The Home Depot representative, (v) the Customer Contract, (vi) any applicable manufacturer’s installation guidelines, and (vii) all Applicable Laws.

3.6 Service Provider Reference Guide.

(a) Service Provider acknowledges and agrees that additional terms and conditions applicable to the Services are established by The Home Depot in its Service Provider Reference Guides (as updated and amended from time to time, the “SPRG”), which constitute an integral, material part of this SPA and which are incorporated herein by reference. The Home Depot reserves the absolute right to modify: (i) each SPRG (or to develop one or more new SPRGs); (ii) the URL of the SPRGs; or (iii) the content of The Home Depot’s websites where the SPRGs reside from time to time. Any such modifications will immediately be effective and binding upon Service Provider at the time of The Home Depot’s posting of such modifications.

(b) Service Provider will be bound to the SPRG generated by the entity from which it receives a Purchase Order, whether it is Home Depot U.S.A., Inc. or another Affiliate.

(c) In the event of an irreconcilable conflict between the applicable terms and conditions contained in the SPRG and this SPA, the terms and conditions contained in the SPA will control.

4	General Obligations of Service Provider.

4.1 Time for Performance of Services. Time is of the essence of this SPA and each Customer Contract, Purchase Order, Change Order, Job, and the SPRG. Service Provider will commence the Services: (i) promptly upon the receipt of a Purchase Order; or (ii) at a time directed by The Home Depot. In either case, Service Provider will continuously pursue the Services with diligence and complete the Services by the date stated in the Purchase Order or the date directed by The Home Depot.

4.2 Compliance with Laws. Service Provider and Personnel will comply with all Applicable Laws.

4.3 Safety. Service Provider and any Subcontractors will execute their work and maintain their work site in a manner that avoids injury or damage to any person or property. Service Provider and its Subcontractors will, at all times: (i) comply with all Applicable Laws pertaining to Personnel safety, the requirements of this SPA including the SPRG, and any other safety notices or communications sent to Service Provider by The Home Depot; and (ii) exercise all necessary precautions for the safety of Personnel, the Customer, and the Customer’s property appropriate to the nature of the Services and the conditions under which the Services are to be performed.

4.4 Encumbrances.

(a) To the extent permissible under Applicable Laws, Service Provider, on behalf of itself and any Subcontractors, waives any right to file or record a lien, claim of lien, stop payment notice, stop notice, security interest, notice of lis pendens, and any other encumbrance, or claim of any person against The Home Depot, a Customer, and the property of a Customer or The Home Depot (“Encumbrances”). Service Provider will, at all times, keep Customers’ and The Home Depot’s property free from Encumbrances filed or recorded in connection with the Services by Subcontractors or others claiming to be in the chain of privity with Service Provider.

(b) Service Provider will cause the release or removal of any Encumbrance relating in any way to the Services within five (5) business days after the date that Service Provider was made aware of such Encumbrance. The Home Depot will have the right, but not the obligation, to take any and all steps necessary to promptly release such Encumbrances, and Service Provider will pay to The Home Depot or its Customer(s) the expenses, including legal fees, plus interest at the maximum rate permitted by law, incurred by The Home Depot or its Customer(s) as a result of such Encumbrances and any actions required to release such Encumbrances. Service Provider agrees that The Home Depot is entitled to deduct such expenses and legal fees from any sum then or thereafter due to Service Provider. This paragraph will survive the termination of this SPA.

4.5 Partial Lien Waiver, Affidavits, and Other Documents. As a condition precedent to payment, The Home Depot may require Service Provider to provide, in a form satisfactory to The Home Depot: (i) partial or final waivers of Encumbrances and releases of claims relating to the Services; and (ii) affidavits attesting that Service Provider has paid its Subcontractors in full. Service Provider will, as often as required by The Home Depot, provide: (1) an affidavit identifying all Subcontractors or any other entities or individuals that may be in the chain of privity of contract with the Service Provider, that are or will furnish labor, material, services, or equipment, including their address, telephone numbers, and the amount due or to become due; (2) if applicable, final, as-built drawings, plans, and specifications as to the Services; and (3) copies, if any, of all interim or final inspection reports and certificates of occupancy or similar type documents commonly associated with completion of construction or remodeling projects.

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4.6 Non-Exclusivity. This SPA is non-exclusive, and The Home Depot, without notice, may use other providers to perform the same or similar services described in this SPA. Similarly, Service Provider may perform like services for others, so long as the performance of such other services does not impair Service Provider’s ability to fulfill its obligations under this SPA, cause Service Provider to breach this SPA, or result in an Event of Default as defined in Section 13.

4.7 No Customer Solicitation.

(a) Service Provider and its Subcontractors will not, directly or indirectly:

(i) offer, solicit, provide, or recommend a third party for the performance of any services to a Customer, other than providing the Services specifically identified in a Purchase Order; provided, however, the foregoing restriction does not apply to a Customer with whom Service Provider has established a previous business relationship or to a Customer who responds to marketing materials of general circulation not specifically targeted at Customers. Evidence of a previous business relationship will be written communication between Service Provider and Customer dated prior to the date of the lead or Purchase Order for Services; or

(ii) use Confidential Information (A) to solicit any business from a Customer or prospective Customer or (B) for the purpose of providing products or services that are the same as, similar to, or competitive with Services or products that are sold or provided by The Home Depot.

(b) Service Provider acknowledges and agrees that the restrictions contained in this Section are fair, reasonable, and necessary to protect The Home Depot’s legitimate business interests, and that Service Provider accepts a duty to know and remain aware of the Services or other products and services that are sold or provided by The Home Depot. The non-solicitation restrictions set forth in this Section will survive for three (3) years after termination or expiration of the Term, provided that protections applicable to the Confidential Information will continue for as long as permitted by Applicable Laws.

(c) Service Provider agrees that immediate, irreparable harm could result to The Home Depot and its business if Service Provider or its Subcontractors breach their obligations in this Section. Therefore, Service Provider agrees that The Home Depot will be entitled to a restraining order, injunction, or other equitable relief if Service Provider or its Subcontractors breach their obligations under this Section, in addition to any other remedies available at law or equity.

4.8 No Employee Solicitation. During the Term, and for one hundred and eighty (180) days thereafter, Service Provider will not solicit for employment or engagement as a consultant any employees of The Home Depot without the express written consent of The Home Depot. The restrictions in this paragraph do not limit Service Provider’s ability to publicly post or publish general employment opportunities and hire a person who responds to general job postings or advertisements.

4.9 Taxes. Service Provider is solely responsible for all taxes related to the Services and/or fulfillment of its obligations to The Home Depot under this SPA. Service Provider will pay, accrue, and remit all sales, use, ad valorem, transportation tariffs, franchise, income, license, occupation, and any other taxes, duties, imposts, and excises of every nature or description whatsoever, presently or hereinafter imposed by Applicable Laws upon the operation of Service Provider’s business in relation to its fulfillment of its obligations to The Home Depot. Service Provider will file all reports, make all returns, and secure all licenses and permits with respect to such taxes or imposts. The Home Depot will issue a resale certificate to Service Provider only if Service Provider is authorized to request such a certificate under Applicable Laws. With respect to the (i) Furnish and Install Program and (ii) Sell, Furnish, and Install Program, Service Provider understands and agrees as follows: (a) Service Provider is providing lump sum pricing of labor and products, materials, and/or merchandise; (b) title to the products, materials, and/or merchandise passes from Service Provider to the Customer upon installation as part of a Customer Contract; and (c) Service Provider is responsible for and will pay any sales tax or accrue any use tax applicable to the products, materials, and/or merchandise that Service Provider provides as part of the Services. The Home Depot will collect all applicable retail sales taxes from Customers as required by Applicable Laws and will remit such taxes to and file all required reports with the appropriate governmental authorities.

4.10 Licenses and Permits. Service Provider must have and maintain all required licenses and obtain all required building and construction permits and perform all inspections necessary to perform and/or complete the Services as required by Applicable Laws. Service Provider will not request or require Customers to obtain permits unless permissible under Applicable Laws and authorized to do so in writing by The Home Depot. Service Provider will maintain records documenting its compliance with the requirements of this Section for at least six (6) years after the expiration or termination of the Term, or the amount of time required by the applicable statutes of limitations and repose, whichever is greater.

4.11 Property Losses. While any Property (as defined below in this Section) is in Service Provider’s custody or control and/or while Service Provider is on a Customer’s premises, Service Provider is solely responsible both for the care of and for all losses that may occur with respect to any actual or alleged physical damage of or to Customer’s premises and Property. Service Provider will not remove or replace any Customer’s Property unless required by the Customer Contract or requested in writing by the Customer. The term “Property” will mean any merchandise, monies, funds, negotiable instruments (including, without limitation, checks), valuables, or other property of any Customer or The Home Depot.

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4.12 Quality. Service Provider will at all times provide Services using new materials (unless otherwise specified in a Purchase Order). After receiving written notice from The Home Depot that any or all of the Services require correction due to a failure to comply with this SPA, the SPRG, a Purchase Order, or Customer Contract requirements, Service Provider will, within the reasonable time period specified by The Home Depot in its sole discretion, proceed to take down or otherwise remove all portions of the Services which The Home Depot will have determined are unsound, improper, or in any way failing to conform to a Purchase Order or this SPA and will replace same with new and conforming Services in a manner deemed satisfactory by Customer and The Home Depot. Notice under this Section may be provided by The Home Depot to Service Provider via email or pursuant to Section 18.8.

4.13 Equipment. Service Provider will, at its own expense, provide all transportation and provide and maintain all equipment, supplies, tools, uniforms, up-to-date maps and directional aids, and other resources (collectively, “Equipment”) necessary to fulfill its obligations under this SPA. Service Provider will keep Equipment in good repair and safe operating condition, maintain Equipment according to the manufacturer’s recommendations, and use only Equipment fit for its intended purpose. Service Provider’s vehicular Equipment will be maintained consistent with Applicable Laws, including the Federal Motor Carrier Safety Regulations, at all times.

4.14 Clean Up. Service Provider will, at its own expense: (i) keep the Customer’s premises free from waste materials, packaging, and other debris accumulated in connection with Service Provider’s Services by collecting and removing such debris on a daily or other basis requested by The Home Depot; (ii) at the completion of the Services, sweep and otherwise make the Service area and its immediate vicinity broom clean; and (iii) remove all of its tools, equipment, and surplus materials as directed by Customer or The Home Depot at the completion of Service Provider’s Services. Service Provider agrees to provide all cleaning and cleanup required under a Purchase Order pertaining to the Services to the extent such requirements are in excess of this Section. If Service Provider fails to commence clean-up duties within twenty-four hours after receipt from The Home Depot or Customer of notice of noncompliance, The Home Depot may implement cleanup measures as necessary or prudent without further notice to the Service Provider, the cost of which will be reimbursed to The Home Depot by the Service Provider or offset by The Home Depot against any amount owing by it to Service Provider.

4.15 Environmental Protection. Service Provider will be responsible for compliance with all applicable federal, state, and local natural resource and environmental protection requirements, codes, and regulations, including without limitation all Applicable Laws pertaining to hazardous wastes and substances (“Hazardous Materials”). In addition, Service Provider will not provide or allow any of its Subcontractors to supply or deliver any Hazardous Materials to a Customer’s premises, and in the event of any such occurrence, Service Provider will remove such Hazardous Materials at its sole expense. Further, Service Provider will immediately notify The Home Depot if Service Provider or its Subcontractors encounter any Hazardous Materials, or release or discharge of Hazardous Materials, during performance of the Services at any time and comply with the requirements set forth in the SPRG in relation to continuation of Services related thereto.

4.16 Penalties. Service Provider acknowledges that The Home Depot may pay any penalties charged or assessed against Service Provider or Customer by any: (i) homeowner’s association; (ii) licensing board; or (iii) other governmental or quasi-governmental agency, in connection with the Services provided by Service Provider. Further, The Home Depot has the right to deduct from any funds due or that become due Service Provider the sum of any penalties imposed for violations of Service Provider’s obligations under this SPA, as specified in more detail in the SPRG. The Home Depot may withhold payments owed or issue a chargeback to Service Provider to collect reimbursement.

5	Payment and Chargebacks.

5.1 Submission of Invoice or Application for Payment. Payment processing will begin after Service Provider’s completion of the Services specified in a Purchase Order. Within thirty (30) days after completion of the Services, Service Provider must submit to The Home Depot an installation customer approval form (“ICA”) (or other such form provided by The Home Depot) signed by the Customer as a condition of payment processing. For any additional payment beyond the original Purchase Order amount, Service Provider must submit a Customer approved Change Order supporting such payment request before or within thirty (30) days after completion of the Services. The Services will be deemed unacceptable and payment will not become due if The Home Depot or Customer rejects the Services for any reason or if Service Provider’s performance of the Services does not conform to industry standards or the requirements of the SPA. These payment procedures and adjustments are described in further detail in the SPRG. The Home Depot will process and make payment to the Service Provider for the undisputed portions of the amount due under a Purchase Order within forty-five (45) days after: (i) Services have been completed in accordance with the requirements of this SPA and the SPRG; and (ii) The Home Depot has received the ICA.

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5.2 Contest of Adjustment. Service Provider must contest in a written notice to The Home Depot any alleged payment shortage, miscalculation, or error within thirty (30) days after either receipt of payment for a Purchase Order or notice of non-payment. The failure to contest in a written notice any such alleged errors within such time period will constitute a full and final release, discharge, and waiver of all claims related to the applicable Purchase Order(s). The Home Depot will have thirty (30) days in which to respond to such contest, if one is asserted. All decisions of The Home Depot are final. Following the expiration of such thirty (30) day period, Service Provider acknowledges and agrees that Service Provider’s receipt of payment constitutes valuable consideration and a full and unconditional waiver, discharge, and release of any and all legal claims, demands, and Encumbrances that have or could have been asserted as of the date of payment by The Home Depot. Service Provider further agrees that payment to Service Provider does not constitute or imply acceptance of any portion of Service Provider’s Services by The Home Depot.

5.3 Payment Adjustments. An undisputed error in the payment made to Service Provider will be corrected as follows: (i) if the payment adjustment results in a credit to the Service Provider, the amount will be included in the next scheduled payment cycle; or (ii) if the payment adjustment results in a debit to the Service Provider, the Service Provider’s account will show a balance due. In the case of a debit, The Home Depot will deduct the amount due from any future payments owed to the Service Provider. To the extent that no further payments are due, The Home Depot will invoice Service Provider for such amounts, and Service Provider agrees to pay such invoice within thirty (30) days of the invoice date. The Home Depot’s rights under this Section will survive the expiration or termination of the Term.

5.4 Chargeback. If The Home Depot incurs any costs or expenses: (i) to satisfy a Customer because of actual or alleged substandard or faulty workmanship of the Service Provider; (ii) to repair damages actually or allegedly arising from or relating to the Services; (iii) to pay any costs or expenses, including without limitation reasonable attorneys’ fees, arising from or relating to Service Provider or its Subcontractors; or (iv) if Service Provider has violated any of the requirements of the SPA or SPRG that are, or may be deemed in the future, violations that provide a penalty to be imposed against Service Provider, then such amounts, regardless of the manner incurred, will be deducted as a chargeback from payments otherwise due Service Provider from The Home Depot. To the extent that no further payments are due, The Home Depot will invoice Service Provider for such amounts, and Service Provider agrees to pay such invoice within thirty (30) days of the invoice date. The Home Depot’s rights under this Section will survive the expiration or termination of the Term. Additional information with regard to chargebacks is provided in the applicable SPRG.

5.5 Set-Off Rights. The Home Depot will have the right at any time to set-off any amounts due to Service Provider (or any of its associated or affiliated companies) under a Purchase Order against any amounts owed by Service Provider to The Home Depot under the same or a different Purchase Order, this SPA, or any other contractual agreement between the Parties, unless such set-off violates Applicable Laws.

6	Background Investigations.

6.1 General. Personnel must pass background investigations to The Home Depot’s satisfaction before providing any Services under this SPA. These investigations will be conducted by a third-party agency or agencies designated by The Home Depot as set forth in the SPRG. Service Provider will be notified of the results but will not receive access to or review the report, except to the extent required under Applicable Laws or unless the Service Provider is credentialed by the third-party agency. Periodic additional background investigations may be performed or required by The Home Depot.

6.2 Prerequisite to Provision of Services. Until the requirements of this Section 6 are fully satisfied, under no circumstances will Personnel provide any Services, have contact with any Customers, or have access to Confidential Information, including Customer information.

7	Service Provider’s Personnel.

7.1 Tax and Reporting Requirements. In connection with any Services provided by Service Provider or Subcontractor, Service Provider is exclusively liable for all tax withholding, deposit, premium, and reporting requirements under federal or state income, social security, FICA, withholding, old age benefit, Medicare, unemployment insurance, disability insurance, or workers’ compensation acts.

7.2 Compliance with the Immigration Reform and Control Act. Service Provider is solely responsible for ensuring that all Personnel comply with the Immigration Reform and Control Act of 1986 (“IRCA”) and other applicable State and Federal immigration laws. Service Provider will: (i) perform employment eligibility verifications and maintain I-9 forms for Personnel; (ii) comply fully with the record-keeping requirements of IRCA and State immigration laws; and (iii) certify its compliance to The Home Depot upon request.

7.3 No Sponsorship. The Home Depot is not responsible for the sponsorship of, and will not sponsor, any immigrant workers used in fulfillment of Service Provider’s obligations under this SPA.

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7.4 Labor Disputes. Service Provider agrees to notify The Home Depot in writing immediately upon any threatened, impending, or actual labor dispute involving Service Provider or Subcontractors.

7.5 Subcontracting. Service Provider will not retain any Subcontractor to perform all or any part of its obligations under this SPA until such Subcontractor has first secured a Badge from The Home Depot. The use of a Subcontractor approved by The Home Depot will not release Service Provider from any of its obligations under this SPA or the SPRG, and Service Provider will remain primarily liable to The Home Depot for the performance of such Subcontractor and all of Service Provider’s obligations hereunder.

7.6 Qualification of Personnel Performing Services. Service Provider and all Subcontractors will at all times have trained, skilled, experienced, and competent employees perform the Services. The Home Depot has the limited right to remove from a Job any Personnel as necessary to protect The Home Depot’s relationship with its Customer, including, but not limited to, when the quality of Services is not deemed satisfactory by a Customer or when Services fail to conform to a Purchase Order or this SPA.

7.7 Compliance with Anti-Bribery and Anti-Corruption Laws. Service Provider and any person acting on its behalf will at all times conduct business in an ethical manner and in compliance with all applicable anti-bribery and anti-corruption laws (“ABAC Laws”) and trade laws. Without limiting the foregoing, Service Provider has not engaged and will not engage, directly and indirectly, in the offer, payment, promise, solicitation or acceptance of a bribe, kickback, or other improper benefits in connection with this SPA or any Purchase Order. Upon becoming aware of any actual or alleged violation of this Section, any ABAC Laws or trade laws, Service Provider will give immediate written notice to The Home Depot.

7.8 Compliance with The Home Depot Business Code of Conduct and Ethics Policy. Service Provider acknowledges that The Home Depot and its Affiliates have a policy regarding gifts, hospitality, and other payments given to their employees, more details of which can be found in The Home Depot’s Business Code of Conduct and Ethics Policy (“Code of Conduct”). Service Provider acknowledges and represents that it has received and reviewed the Code of Conduct prior to entering into this SPA, and prior to approving any Purchase Order for any Job, and prior to providing any Services, Service Provider will train and instruct Personnel to adhere to the same standard of ethics and integrity set forth in the Code of Conduct. Service Provider will not take any action that could reasonably be expected to induce an employee of The Home Depot or any of its Affiliates to violate the Code of Conduct.

7.9 Compliance with this SPA. Service Provider will ensure that Personnel comply with the terms of this SPA, and any breach of any term of this SPA by Personnel is a breach by Service Provider.

8	Confidentiality; Information Privacy and Security; Publicity; Ownership of Works.

8.1 Confidential Information.

(a) Definition. “Confidential Information” means all information and materials relating to The Home Depot or its Affiliates, its customers (including, but not limited to, any Customer), its service providers, suppliers, distributors, vendors or agents, in whatever form or medium, disclosed to or received by Service Provider whether visually, orally, or in writing, as of the Effective Date of this SPA and whether or not specifically marked or otherwise identified as “Confidential” or “Proprietary” including any modification, compilation, or derivative work therefrom; provided, however, Confidential Information does not include any information Service Provider demonstrates: (i) has become generally available to the public without breach of this SPA; (ii) Service Provider later received from another person who did not violate any duty of confidentiality; or (iii) Service Provider developed without use of any Confidential Information by persons who were not exposed to the Confidential Information. Confidential Information will include, without limitation:

(I) all material and reports prepared by or for The Home Depot;

(II) internal business information (including information relating to strategic and staffing plans and practices, marketing, promotional sales plans, practices and programs, training practices and programs, costs, rate and pricing structures, and accounting and business methods);

(III) computer software and technology (including operating systems, application software, interfaces, utilities, modifications, macros, and their overall organization and interaction), program listing, documentation, data and databases, and any user IDs and passwords The Home Depot provides Service Provider for access to The Home Depot’s internal systems;

(IV) trade secrets, trade dress, ideas, inventions, designs, developments, devices, methods, processes, and systems (whether patentable or copyrighted, and whether reduced to practice or fixed in a tangible medium);

(V) identities of, individual requirements of, specific contractual arrangements with, and information about, The Home Depot’s service providers, suppliers, distributors, and Customers and their confidential, proprietary, or personal information;

(VI) compilations of data and analyses, processes, methods, techniques, systems, formulae, research, records, reports, Customer lists, manuals, documentation, models, data, and data bases relating thereto;

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(VII) Non-Public Personal Information and protected health information under Applicable Law; and

(VIII) the terms of this SPA.

(b) Restriction on Use and Disclosure. Service Provider will not use any Confidential Information for any purpose other than as needed to perform Service Provider’s obligations under this SPA. Service Provider agrees that it will maintain all Confidential Information in strict confidence and not disclose Confidential Information to any person other than to Service Provider and Personnel who have a need to know Confidential Information to fulfill obligations under this SPA. Service Provider will inform Personnel about the confidential and proprietary nature of the Confidential Information to which they may be exposed and will ensure that employees and Subcontractors: (i) keep Confidential Information strictly confidential; (ii) are bound by written agreement to obligations of nondisclosure and limited use at least as stringent as those contained herein; and (iii) comply with all terms of this Section 8. When Service Provider has fully performed Service Provider’s obligations under this SPA or at any other time upon The Home Depot’s request, Service Provider will return to The Home Depot (or, at The Home Depot’s option, destroy and certify in writing such destruction) all Confidential Information in tangible form that is in Service Provider’s possession.

8.2 Required Disclosures. If Service Provider receives a subpoena or other validly issued administrative or judicial process demanding information about this SPA or Confidential Information, Service Provider must immediately notify in writing and tender the process for defense to The Home Depot. Unless it has been timely limited, quashed, or extended, Service Provider will thereafter be entitled to comply with such process to the extent required by law. If requested by The Home Depot, Service Provider will cooperate in the response to such process or any demand related thereto.

8.3 Information Privacy and Security Requirements.

(a) Security Requirements. Service Provider will use commercially reasonable security measures for its computer systems and information storage facilities which safeguard against the unauthorized destruction, loss, alteration of or access to Confidential Information (whether such information is on Service Provider’s systems or stored in Service Provider’s facilities, in transit or being disposed of, or in hard copy or electronic format).

(b) PCI Compliance. If Service Provider will have access to or will receive, process, collect, use, store, dispose of, or disclose credit, debit or other cardholder payment information, including portions thereof, Service Provider acknowledges that it is responsible for the security of the cardholder data it processes, and hereby agrees that it will: (i) comply with the most current PCI Data Security Standard (PCI DSS) in connection with the processing of such data; and (ii) monitor the PCI DSS compliance of all Personnel provided with access to cardholder data. Service Provider will provide written documentation satisfactory to The Home Depot certifying compliance with this Section at least annually.

8.4 Publicity. Without first obtaining the prior written consent of The Home Depot, Service Provider will not: (i) disclose to any other person the existence or monetary value of this SPA, any Purchase Order, or Customer Contract; (ii) make any public announcement regarding Service Provider’s association with The Home Depot; (iii) use The Home Depot’s name or any other trademark, service mark, logo, or copyright-protected work (whether or not registered) of The Home Depot in any of Service Provider’s promotional materials, marketing activities or elsewhere; or (iv) identify The Home Depot on Service Provider’s customer list, website, or social media. Service Provider will immediately inform The Home Depot if it believes that the issuance of any press or other media release is required by operation of Applicable Laws.

8.5 Ownership of Works. Except as otherwise agreed by the Parties in writing, The Home Depot or its assignee owns and has all right, title, and interest in all inventions, ideas, developments, industrial designs, methods, know-how, show-how, concepts, plans, processes (including, without limitation, sales and marketing processes), creations, trademarks, logos, intellectual property, displays (whether such displays are used on an in-store or in-home basis), and other discoveries, whether or not patentable, and other work product (collectively, the “Works”) produced by The Home Depot, at The Home Depot’s request, or by Service Provider or any Subcontractors in furtherance of the Parties’ obligations under this SPA. To the extent any Works qualify under Applicable Law, they will be hereby deemed “works made for hire,” created for and owned exclusively by The Home Depot. To the extent they do not so qualify, Service Provider hereby assigns to The Home Depot exclusively all present and future right, title, and interest, including without limitation all intellectual property rights, in and to the Works. Upon The Home Depot’s request and at The Home Depot’s cost, Service Provider will execute and deliver to The Home Depot all documents necessary to perfect The Home Depot’s right, title, and interest in and to each Work. Service Provider will cooperate fully with The Home Depot and execute documentation as The Home Depot may request in order to establish, secure, maintain, or protect The Home Depot’s rights with respect to the Works. For the avoidance of doubt, Service Provider will retain ownership of Service Provider’s intellectual property rights in existence before the Effective Date. Service Provider grants to The Home Depot a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to use, reproduce, distribute, modify, create derivative works of or publicly display any such Service Provider intellectual property that is incorporated into any of the Works to the extent necessary to use the Works solely for The Home Depot’s business purposes.

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8.6 Service Provider Information and Profile. Service Provider understands and agrees that Service Provider and Personnel may be required to provide information to The Home Depot. Such information may include, without limitation, business names; addresses, telephone, facsimile, and email information; Service Provider principal or owner information; onboarding dates; state and local licensing and registration information; personnel names, background-check approvals, Badge numbers and photographs; service program types and capabilities; business descriptions; insurance information; project and work photographs; project, Job, and Purchase Order details; consumer reviews; and business and personnel testimonials (collectively, “Service Provider Information”). All Service Provider Information may be used by The Home Depot for its business purposes, including without limitation, the creation of a Service Provider profile on The Home Depot’s or its Affiliates’ website(s). Service Provider expressly agrees that The Home Depot may provide Service Provider Information to Customers and may use Service Provider Information in any way necessary to facilitate actual or potential Services, Customer Contracts, Jobs, or Purchase Orders. Service Provider warrants that it has the right to provide all Service Provider Information to The Home Depot, has obtained any and all necessary consents from third parties, and that such information does not violate the rights of any third party. The Home Depot reserves the absolute right and discretion to utilize or discard any Service Provider Information.

9	Representations and Warranties.

9.1 Workmanship Warranty. The Home Depot will warrant to Customers under the Customer Contract that all Services will be performed with good workmanship and conform to the requirements of the Customer Contract. Accordingly, Service Provider warrants to The Home Depot that: (i) Services will be completed in a timely, good, and workmanlike manner in accordance with prevailing standards of care and loyalty in the industry and in accordance with Applicable Law; (ii) Services will be completed by an adequate number of qualified Personnel with suitable training, experience, and skill; (iii) all materials supplied in connection with the Services will be of new, good, and consistent quality unless otherwise required or permitted by a Purchase Order; (iv) the Services will be free from latent defects; and (v) the Services will conform to the requirements of the Purchase Order and this SPA. Services not conforming to these requirements, including substitutions not properly approved and authorized, will be considered as having a defect (“Defect”) or being defective (or “Defective”) and a breach of Service Provider’s warranty obligations.

9.2 Correction Period. In addition to Service Provider’s obligations under Section 9.1, if any of the Services are found to contain a Defect during the Correction Period (as defined below) as determined by The Home Depot in its sole and absolute discretion, Service Provider will, at its own expense (without cost to The Home Depot or Customer) and within the time period specified by The Home Depot (but in any event within a reasonable time after notice of Defect), repair, replace, cure, re-perform, or correct the Defect or non-conforming Services. As used herein, “Correction Period” will mean the period which will be the longer of: (i) one (1) year from the date of the Purchase Order, completion of the Services, or the date of a signed ICA, whichever is later; (ii) the applicable period specified in the Customer Contract or any warranty supplemental to such Customer Contract; or (iii) such period as may be required under Applicable Laws. Notice under this Section may be provided by The Home Depot to Service Provider via email or pursuant to Section 18.8. If Service Provider fails to remedy said Defect within the Correction Period, or if Customer refuses to allow Service Provider to correct the Defect, The Home Depot will have the right to correct the Defect at Service Provider’s expense. If the Defect arises after the expiration or termination of the Term, The Home Depot may elect in its sole discretion to remedy the Defect instead of allowing Service Provider to do so, if permitted by Applicable Law, and in such case Service Provider agrees to reimburse The Home Depot for all associated costs and expenses. The Home Depot will further have the right to withhold payment to Service Provider and set off any costs or expenses incurred by The Home Depot arising from or related to any Defect. To the extent no further payments are due Service Provider, The Home Depot will invoice Service Provider for such expenses, and Service Provider agrees to pay such invoice within thirty (30) days of the invoice date. The Correction Period established by this Section relates only to the specific obligation of Service Provider to correct the Services and has no relationship to the time within which the obligation to comply with this SPA or a Purchase Order may be enforced, nor the time within which proceedings may be commenced to establish Service Provider’s liability with respect to the Service Provider’s obligations other than specifically to correct the Services.

9.3 Mutual Representations and Warranties. Each Party represents and warrants that as of the Effective Date:

(a) It is duly incorporated or organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated or otherwise formed, and it is duly qualified and in good standing in each other jurisdiction where the failure to be so qualified and in good standing would have an adverse effect on its ability to perform its obligations under this SPA in accordance with the terms and conditions hereof; provided, however, the foregoing representation is not applicable to Service Provider if it is a sole proprietorship; and

(b) It has all necessary corporate power to enter into this SPA and to perform its obligations hereunder, and the execution, delivery, and performance of this SPA by each Party has been duly authorized by all necessary corporate action on the part of each Party.

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9.4 Service Provider Representations and Warranties. As of the Effective Date, continuing throughout the Term, and after termination during Service Provider’s surviving obligations pursuant to this SPA, Service Provider further represents and warrants to The Home Depot the following:

(a) Service Provider is duly licensed, authorized, and qualified to do business in each jurisdiction in which a license, authorization, or qualification is required for the transaction of business in fulfillment of Service Provider’s obligations under this SPA;

(b) Service Provider is not a party to any outstanding litigation, arbitration, claim, or other dispute that, if decided unfavorably to it, would reasonably be expected to have a material adverse effect on Service Provider’s ability to fulfill its obligations under this SPA;

(c) Service Provider is not a party to any contract, agreement, mortgage, note, deed, lease, or similar understanding with any third party that would have an adverse effect on the ability of Service Provider to fulfill its obligations under this SPA;

(d) to Service Provider’s knowledge, no non-public fact or circumstance exists that could result in an adverse effect on Service Provider or The Home Depot’s public image, the public’s perception of Service Provider, or The Home Depot, or The Home Depot’s brands or marks;

(e) Service Provider is financially solvent, has the ability to perform its obligations hereunder, and will perform its obligations in a manner that complies with Applicable Laws; and

(f) any information that Service Provider conveyed to The Home Depot in connection with The Home Depot’s vendor qualification process is and will remain accurate and complete throughout the Term.

9.5 Non-Exclusive; Survival. Service Provider’s warranties contained in this Section 9 are in addition to any other warranties provided by Service Provider or required by Applicable Laws or this SPA. Unless a different time period is specifically provided, Service Provider’s warranty obligations will survive termination or expiration of this SPA.

10	Indemnification.

10.1 TO THE FULLEST EXTENT ALLOWED BY APPLICABLE LAWS, SERVICE PROVIDER WILL DEFEND, INDEMNIFY, AND HOLD HARMLESS, OR IN THE HOME DEPOT’S SOLE DISCRETION, FUND THE COST OF DEFENDING, THE HOME DEPOT AND CUSTOMER, AND ANY OF THEIR RESPECTIVE PAST AND PRESENT OWNERS, OFFICERS, SHAREHOLDERS, AFFILIATES, ASSOCIATES, DIRECTORS, EMPLOYEES, SUBCONTRACTORS, AND AGENTS (COLLECTIVELY, “INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES, DEMANDS, CLAIMS, ALLEGATIONS, LIABILITIES, CAUSES OF ACTION, LAWSUITS, PROCEEDINGS, JUDGMENTS, SETTLEMENTS, COURT ORDERS, APPEALS OR OTHER POST-JUDGMENT PROCEEDINGS, REGULATORY ACTIONS, FINES, PENALTIES, DAMAGES, COSTS (INCLUDING COSTS TO REPLACE, REINSTALL AND/OR REPAIR), AND EXPENSES, INCLUDING ATTORNEY, EXPERT, AND CONSULTANT FEES AND LEGAL EXPENSES, WHETHER COMPENSATORY, EXEMPLARY, PUNITIVE, SPECIAL, CONSEQUENTIAL OR INCIDENTAL, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR INFRINGEMENT, PERSONAL INJURY (INCLUDING DEATH), AND PROPERTY DAMAGE (COLLECTIVELY, “LOSSES”) AND WHETHER ASSERTED IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, FOR ANY ACTUAL OR ALLEGED LOSSES RELATING TO OR ARISING OUT OF, OR ALLEGED TO HAVE ARISEN OR RESULTED, IN WHOLE OR IN PART, FROM: (I) ANY SERVICES PROVIDED OR DEFECTS ALLEGEDLY CAUSED BY SERVICE PROVIDER OR ANY PERSONNEL; (II) THE PRESENCE OF PERSONNEL ON CUSTOMER’S PREMISES IN CONNECTION WITH THE PERFORMANCE OF THIS SPA; OR (III) ANY BREACH OF THIS SPA, A PURCHASE ORDER, A CHANGE ORDER, OR THE INACCURACY OR BREACH OF ANY REPRESENTATION OR WARRANTY CONTAINED IN THIS SPA OR IN ANY PURCHASE ORDER BY SERVICE PROVIDER; PROVIDED, HOWEVER, THE SERVICE PROVIDER WILL HAVE NO OBLIGATION TO INDEMNIFY, DEFEND, OR HOLD HARMLESS THE INDEMNITEES IN THE EVENT THAT SUCH CLAIMS, DAMAGES, LOSSES, AND EXPENSES ARE CAUSED EXCLUSIVELY BY THE NEGLIGENCE OF AN INDEMNITEE.

10.2 BY WAY OF EXAMPLE AND NOT LIMITATION, SERVICE PROVIDER WILL DEFEND, INDEMNIFY, AND HOLD THE INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RELATING TO THE FOLLOWING:

(a) THE INACCURACY, UNTRUTHFULNESS, OR BREACH BY SERVICE PROVIDER AND/OR ANY PERSONNEL OF ANY REPRESENTATION, COVENANT, WARRANTY, OR ANY OTHER AGREEMENT SET FORTH IN THIS SPA;

(b) PERSONAL INJURY (INCLUDING WITHOUT LIMITATION DEATH AND EMOTIONAL DISTRESS OR INJURY) ARISING OUT OF OR RELATING TO ALLEGED ACTS OR OMISSIONS OF SERVICE PROVIDER AND/OR PERSONNEL;

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(c) PROPERTY LOSS OR DAMAGE ARISING OUT OF OR RELATING TO ALLEGED ACTS OR OMISSIONS OF SERVICE PROVIDER AND/OR ANY PERSONNEL;

(d) NONCOMPLIANCE BY SERVICE PROVIDER AND/OR ANY PERSONNEL WITH ANY APPLICABLE LAWS, SUCH AS BUT NOT LIMITED TO WAGE AND HOUR LAWS AND LAWS REGARDING AN INDIVIDUAL’S EMPLOYMENT OR TERMINATION OF EMPLOYMENT;

(e) ANY HAZARDOUS MATERIAL (AS THAT TERM IS DEFINED BY APPLICABLE LAWS) BROUGHT TO THE CUSTOMER’S PREMISES OR RELEASED BY THE NEGLIGENCE OF SERVICE PROVIDER AND/OR PERSONNEL;

(f) INFRINGEMENT, MISAPPROPRIATION, OR UNAUTHORIZED USE OF ANY INTELLECTUAL PROPERTY, TRADE SECRET, PROPRIETARY, PRIVACY, OR OTHER RIGHT OF ANY PERSON BY SERVICE PROVIDER AND/OR PERSONNEL;

(g) THE FAILURE OF SERVICE PROVIDER AND/OR PERSONNEL TO PERFORM INSPECTIONS OR OBTAIN AND MAINTAIN LICENSES OR PERMITS REQUIRED BY APPLICABLE LAWS;

(h) THE SUPPLY OF FALSE OR INACCURATE OR INCOMPLETE BACKGROUND INFORMATION OR THE GATHERING OR USE OF BACKGROUND INVESTIGATION INFORMATION;

(i) TAXES ASSERTED OR LEVIED AGAINST THE HOME DEPOT RESULTING FROM SERVICES THAT ARE THE RESPONSIBILITY OF THE SERVICE PROVIDER AND/OR PERSONNEL;

(j) THE FAILURE OF SERVICE PROVIDER AND/OR PERSONNEL TO COMPLY WITH APPLICABLE LAWS, INCLUDING BUT NOT LIMITED TO IRCA, RELATING TO IMMIGRATION;

(k) THE UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION BY SERVICE PROVIDER AND/OR PERSONNEL;

(l) ANY PROPERTY ENCUMBRANCE RESULTING FROM ANY ALLEGED FAILURE OF SERVICE PROVIDER AND/OR ANY PERSONNEL TO PAY FOR ANY MATERIALS OR WORK PERFORMED FOR THE SERVICES, WHETHER VALID OR NOT;

(m) THE ALLEGED PAYMENT OR FAILURE TO PAY COMPENSATION OR BENEFITS OF ANY KIND, INCLUDING BASE WAGES, BONUSES, HEALTH AND WELFARE BENEFITS (BY AGREEMENT, PLAN, STATUTE OR OTHERWISE), PENSION BENEFITS, OR SEVERANCE OR TERMINATION PAY, BY OR ON BEHALF OF SERVICE PROVIDER OR ANY PERSONNEL, CLAIMING AN EMPLOYMENT OR OTHER RELATIONSHIP WITH SERVICE PROVIDER AND PERSONNEL, AND/OR THE HOME DEPOT;

(n) ANY ALLEGATION THAT ANY PERSONNEL ARE EMPLOYEES OF AN INDEMNITEE; OR

(o) ALLEGATION THAT THE HOME DEPOT IS LIABLE UNDER CALIFORNIA LABOR CODE SECTION 2810.3.

10.3 Separate Consideration. The Service Provider hereby agrees that a sum of not less than Ten Dollars and No/Cents ($10.00) of the cost of the first Purchase Order agreed to by the Parties (if any Purchase Orders result from this SPA) shall constitute separate consideration for Service Provider’s indemnity obligations. Such amount shall be deemed paid out of the first payment paid by The Home Depot hereunder.

10.4 Effect of Legal Limitations. It is agreed that with respect to any legal limitations resulting from Applicable Laws now or hereafter in effect and affecting the validity and enforceability of the indemnification obligation under Section 10.1 or Section 10.2, such legal limitations are made a part of the indemnification obligation to the minimum extent necessary to bring Section 10.1 or Section 10.2 into conformity with the requirements of such limitations, and as so modified, the indemnification obligation will continue in full force and effect.

10.5 No Limitation on Obligations. The Service Provider’s obligations under Section 10.1 and Section 10.2 will not be limited, waived, discharged, or excused by the payment of any damages, benefits, expenses, or compensation under any employee death or disability statute, including worker’s compensation, employer’s liability, employee benefit, or other such act.

10.6 Right to Assume Defense. With respect to any third-party claims for which Indemnitees are entitled to indemnification from Service Provider, Service Provider agrees that Indemnitees will have the absolute right (but not obligation) to assume the defense of any such third-party claim, and Service Provider will reimburse any and all costs and expenses (including attorney, expert, and consultant fees and legal expenses) incurred thereafter by the Indemnitees. Indemnitees will have the right to use any funds due Service Provider to pay for Service Provider’s obligations under this Section 10.

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10.7 Defense of Claims. Service Provider’s duty to defend arises immediately upon the presentation of a third-party claim to Service Provider. With respect to any third-party claim for which indemnification is sought under this Section 10, Indemnitees will provide prompt written notice of the third-party claim to Service Provider; and Service Provider will provide control of the defense of such third-party claim if demanded by Indemnitees and cooperate with the Indemnitees in the defense of such third-party claim. Indemnitees have the right, but not the obligation, to participate as they deem necessary in the handling, adjustment, or defense of any third-party claim. Service Provider expressly agrees to do the following in connection with the defense of any third-party claim:

(a) Inform the Indemnitees in writing about all material information;

(b) Inform the Indemnitees in writing of the date of any mediation, arbitration, trial, or settlement conference as soon as possible after it receives such information;

(c) Choose defense counsel that is reasonably satisfactory to the Indemnitees;

(d) Provide Indemnitees with copies of all discovery requests within three (3) days of Service Provider’s receipt of same;

(e) Provide the Indemnitees with drafts of all pleadings, discovery responses, settlement proposals or any other material documents before finalizing or filing to allow the Indemnitees a meaningful opportunity to provide comments; and

(f) Inform the Indemnitees of the outcome of any mediation, arbitration, motion, trial, settlement, or any other matter from which appeal rights could arise.

10.8 No Settlement Without Consent. Service Provider will not enter into any settlement or compromise of a claim without first obtaining the Indemnitees’ prior written consent.

10.9 Indemnification in Addition to Insurance. The presence or absence or applicability or non-applicability of Service Provider’s insurance coverage does not in any way limit Service Provider’s obligation to indemnify, defend, and hold the Indemnitees harmless pursuant to the terms of this Section 10.

10.10 Conflicts of Interest. If counsel retained by the Service Provider has a conflict of interest or a conflict of interest arises in connection with a third-party claim, Indemnitees will be entitled to retain separate counsel, at Service Provider’s expense, to defend Indemnitees. Service Provider will not seek to disqualify counsel due to an alleged conflict of interest where a single counsel represents multiple Indemnitees in connection with a third-party claim, and Service Provider hereby waives any alleged conflict of interest allegations relating to same.

11	Insurance.

11.1 Insurance Coverage. Service Provider will procure and maintain at all times, during the Term and for as long as Service Provider’s obligations survive thereafter, (1) commercial general liability, (2) automobile liability, and (3) workers’ compensation Insurance with coverage amounts on an occurrence basis containing limits of no less than the amounts specified for the Services in the Insurance Requirements Section of the applicable SPRG. This insurance will not include any exceptions and/or exclusions that limit or minimize the coverages for the Services. Products-completed operations endorsements are required. Workers’ compensation insurance is required in every state in which Service Provider performs Services. Service Provider will cause its Subcontractors to provide, pay for, and maintain at all times commercial general liability, automobile liability, and workers’ compensation insurance with commercially reasonable limits and coverages for their respective scope of Services.

11.2 Additional Insureds, Certificate Holders, and Certificate of Insurance. All insurance furnished by or through Service Provider, except workers’ compensation insurance, will provide defense coverage and additional insured status (through an endorsement to the insured’s policy) to Home Depot U.S.A., Inc. and any other person or entity identified by The Home Depot (the “Additional Insureds”) and must contain the following language exactly as provided: “Home Depot U.S.A., Inc., and its parents, affiliates, and subsidiaries are added as additional insureds.” Any insurance held by an Additional Insured that applies or may apply to any loss covered by any general liability insurance furnished by or through Service Provider will be deemed excess or contingent coverage, and will not be a basis to reduce any coverage requirements under the SPA. Insurance certificates and policy endorsements will list “Home Depot U.S.A., Inc.” as the certificate holder. The certificate of insurance will indicate the nature and amount of any self-insured retentions or deductibles that may apply to coverage. The Home Depot’s receipt of any certificate of insurance, or any failure to demand, confirm or object to any coverage or limits therein, will not waive, excuse, modify or otherwise accept Service Provider’s compliance with the insurance requirements of the SPA.

11.3 No Reliance on Coverage Requirements. The Home Depot does not represent, warrant, or guarantee that the minimum insurance limits or coverages required by the SPA are adequate to protect the Service Provider or its Subcontractors from any or all insurable risks or losses that may occur in connection with the Services, and Service Provider agrees it is not relying upon such limits and coverages identified herein as adequate protection against any such risk or losses.

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11.4 No Violation of Policies. Service Provider will not violate or permit any violations of any conditions or terms of any insurance policy required to be maintained by Service Provider hereunder.

11.5 Copies of Insurance Policies. Service Provider will furnish The Home Depot, Customer, and any Indemnitee with copies of all available insurance policies, endorsements, and supplements within five (5) days of a request therefor.

12	Limitations of Liability.

12.1 LIABILITY FOR ACTUAL DAMAGES ONLY. EXCEPT IN CONNECTION WITH SERVICE PROVIDER’S BREACH OF CONFIDENTIALITY, FRAUD, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR ANY INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 10, EACH PARTY HEREBY WAIVES ANY CLAIM AGAINST THE OTHER PARTY FOR INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOST OPPORTUNITIES, LOST PROFITS FROM THIS TRANSACTION OR ANY OTHER TRANSACTION NOT DIRECTLY RELATED TO THIS SPA, OR LOST SAVINGS, ARISING OUT OF OR RELATING TO ACTS OR OMISSIONS UNDER THIS SPA, REGARDLESS OF THE FORM OF ACTION, AND EVEN IF REASONABLY FORESEEABLE OR IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12.2 THE HOME DEPOT’S MAXIMUM LIABILITY. THE HOME DEPOT’S MAXIMUM LIABILITY TO SERVICE PROVIDER UNDER THIS SPA (REGARDLESS OF CAUSE OR FORM OF ACTION, WHETHER IN CONTRACT, TORT, OR OTHERWISE) WILL BE LIMITED TO THE TOTAL UNDISPUTED AMOUNT OWED SERVICE PROVIDER BY THE HOME DEPOT IN PAYMENT FOR SERVICE PROVIDER’S FULFILLMENT OF ITS OBLIGATIONS UNDER THIS SPA. THE HOME DEPOT’S LIABILITY UNDER THIS SPA WILL TERMINATE ONE (1) YEAR FROM THE OCCURRENCE OF THE EVENT GIVING RISE TO A CLAIM BY SERVICE PROVIDER, AND SERVICE PROVIDER AGREES TO BRING ANY TYPE OF CLAIM AGAINST THE HOME DEPOT WITHIN THAT ONE (1) YEAR TIME PERIOD. SERVICE PROVIDER HEREBY WAIVES ANY RIGHT UNDER ANY STATUTE OF LIMITATIONS TO BRING ANY CLAIM AFTER SUCH ONE (1) YEAR TIME PERIOD.

12.3 CLAIMS AGAINST THE HOME DEPOT ONLY. SERVICE PROVIDER AGREES THAT ITS SOLE RECOURSE FOR CLAIMS ARISING FROM OR RELATING TO THIS SPA AND/OR ANY JOBS OR PURCHASE ORDERS WILL BE AGAINST ONLY THE HOME DEPOT OR THE HOME DEPOT’S SUCCESSORS AND ASSIGNS. SERVICE PROVIDER AGREES THAT IN NO EVENT WILL THE SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, OR CUSTOMERS OF THE HOME DEPOT AND ITS AFFILIATES BE PERSONALLY LIABLE OR BE NAMED AS PARTIES IN ANY ACTION BY SERVICE PROVIDER. SERVICE PROVIDER FURTHER AGREES THAT IT WILL STIPULATE TO A DISMISSAL WITH PREJUDICE OF ANY CLAIMS BROUGHT CONTRARY TO THIS SECTION.

12.4 Third-Party Liabilities. Nothing in this Section 12 will be construed to limit a Party’s right to recover any damages that such Party is obligated to pay to any third party.

13	Events of Default. The occurrence of any of the following will be deemed an “Event of Default”:

13.1 Compliance. The failure of Service Provider to: (i) comply with any term or condition of this SPA; (ii) make payment or reimbursement of funds owed The Home Depot; (iii) cease conduct that The Home Depot deems harmful to its general business interests or public image, even if unrelated to Service Provider’s obligations under the SPA; or (iv) complete a Job or Purchase Order, which failure continues in effect or has otherwise not been remedied to The Home Depot’s satisfaction within a reasonable period of time as specified by The Home Depot in its sole discretion.

13.2 Corrections. The failure of Service Provider to: (i) correct rejected, Defective, or nonconforming workmanship; or (ii) repair or replace Defective or nonconforming products or materials sourced, furnished, manufactured, or fabricated by Service Provider, within the applicable Correction Period.

13.3 Payment to Others. The failure of Service Provider to pay any of its Subcontractors which failure results in the actual or threatened placement of an Encumbrance on or against any property or account of The Home Depot or any Customer.

13.4 Liens. The failure of Service Provider to satisfy, discharge, or release any Encumbrance filed and/or recorded in connection with the Services performed by Service Provider or Personnel, on or against any property of The Home Depot or any Customer within five (5) business days of the date that Service Provider was first made aware of such Encumbrance.

13.5 Creditors and Bankruptcy. (i) The making by Service Provider of an assignment for the benefit of creditors; (ii) the institution of a judicial proceeding for the reorganization, liquidation, or involuntary dissolution of Service Provider or for its adjudication as bankrupt or insolvent; (iii) the appointment of a receiver, trustee, or liquidator of or for the property of Service Provider whereupon the receiver, trustee, or liquidator is not removed within thirty (30) calendar days of The Home Depot’s written request; or (iv) the taking advantage by Service Provider of any debtor relief proceedings, whereby the liabilities or obligations of Service Provider are or are proposed to be reduced or payment thereof deferred.

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14	Remedies for Breach or Events of Default.

14.1 Opportunity to Cure. If Service Provider commits an Event of Default, The Home Depot will provide Service Provider written notice of such and an opportunity to cure. Notice, under Sections 13 and Section 14, may be provided by The Home Depot via email or pursuant to Section 18.8 below. The time period for cure of an Event of Default under any provision of Section 13 will be the time period specified by The Home Depot in its sole discretion. In the event that The Home Depot does not specify a time period for cure of a breach or Event of Default, Service Provider must cure the breach or Event of Default within thirty (30) calendar days of the date of receipt of written notice from The Home Depot. If a Customer refuses to allow Service Provider an opportunity to cure or correct a Defect or Defective Services, then Service Provider is deemed to have waived any opportunity to cure, and The Home Depot may proceed with remedies under Section 14.2.

14.2 Failure to Cure. If Service Provider fails to cure within the applicable cure time period, The Home Depot may exercise one or more of the following remedies without any liability to Service Provider, and without waiving its right to exercise or pursue any other remedy available to The Home Depot under the circumstances:

(a) Reject, in whole or in part, Service Provider’s submission for payment with respect to a Job or Purchase Order under this SPA, or nullify in whole or in part a previously approved submission for payment and receive reimbursement of payments relating to Services that were not cured;

(b) Withhold from any sums due or that thereafter become due Service Provider the amount deemed necessary by The Home Depot to protect The Home Depot from actual or reasonably foreseeable damages resulting from the breach or Event of Default;

(c) Remove Service Provider from any or all Jobs, Programs, stores, districts, regions, markets, territories, or areas until Service Provider is no longer in breach of this SPA or the Event of Default is cured;

(d) Retain a third party to cure the breach or end the Event of Default, at Service Provider’s sole expense, which expense The Home Depot may offset against any sums due or that thereafter become due Service Provider or otherwise recover from Service Provider; or

(e) Terminate this SPA immediately upon written notice to Service Provider.

14.3 Cure of Remedies. Service Provider’s cure of any breach or Event of Default under this SPA must be done in a manner satisfactory to both The Home Depot and the impacted Customer(s).

14.4 Event of Default after Expiration of Term. If an Event of Default occurs after termination or expiration of the Term, The Home Depot is under no obligation to provide an opportunity to cure, and may proceed immediately with one or more of the applicable remedies in Section 14.2 and/or pursue any other remedies available at law or equity.

15	Termination.

15.1 Breach or Default. This SPA may be terminated for cause (i.e., for breach or for the occurrence of an Event of Default) by The Home Depot immediately upon expiration of the applicable cure period, if any. If Service Provider commits the same or a substantially similar breach of this SPA, or if there is an occurrence of the same or a substantially similar Event of Default within six (6) months after Service Provider cures a previous breach or Event of Default, Service Provider acknowledges and agrees that The Home Depot will have the right to immediately terminate this SPA with no additional cure period.

15.2 For Convenience.

15.2.1 The Home Depot may terminate all or a portion of this SPA at any time for its own convenience and without cause upon giving written notice to Service Provider. The Home Depot’s provision of notice will state the time period after which the termination becomes effective, and Service Provider agrees to effect termination in accordance with the terms of such notice. If the notice fails to identify a specific time for termination, then termination will be effective ninety (90) days from the date of Service Provider’s receipt of written notice. For the avoidance of doubt, any change or reduction in Service Provider’s assigned stores under Section 1.4 will not be considered a termination of this SPA.

15.2.2 Service Provider may terminate this SPA for its convenience at any time, upon giving The Home Depot a minimum of one hundred eighty (180) days’ prior written notice.

15.3 Cost Increases. If The Home Depot and Service Provider cannot agree on an increase to costs requested by Service Provider, Service Provider will have the option to terminate this SPA with one hundred twenty (120) days’ prior written notice.

15.4 Service Provider’s Obligations upon Termination. Upon receipt of written notice to terminate, or upon the expiration of the Term, Service Provider must:

(a) Complete the Services within ninety (90) days or such other time as The Home Depot will direct, unless The Home Depot, in its sole discretion, directs the Service Provider to stop all Services and remove from Customers’ premises all Service Provider employees, Subcontractors, tools, and equipment;

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(b) Immediately cancel or terminate all applicable Subcontractor agreements at Service Provider’s cost, unless The Home Depot, in its sole discretion, provides for additional time to complete Purchase Orders, in which case all such agreements will be canceled at Service Provider’s cost upon completion of the applicable Purchase Orders;

(c) Pay to The Home Depot all sums then due within thirty (30) calendar days after termination or expiration of the SPA;

(d) Pay to The Home Depot any sum that becomes due after termination or expiration of the Term within thirty

(30) calendar days after the date it accrues;

(e) Return to The Home Depot, within thirty (30) calendar days after termination or expiration of the Term, any and all property of The Home Depot, including without limitation any Confidential Information or issued Badges in Service Provider’s possession, custody, or control;

(f) Cease making any representations of any nature that Service Provider is, or at any time was, in a business relationship with The Home Depot, except as reasonably necessary to fulfill any surviving obligations under this SPA, and destroy all marketing materials bearing The Home Depot name and logos;

(g) Retain business records pertaining to Service Provider’s compliance with Applicable Laws for a period of at least six (6) years following the expiration or termination of the Term, or the amount of time required by the applicable statutes of limitations and repose for claims relating to compliance with Applicable Laws that arise following the conclusion this SPA, whichever is longer;

(h) Timely satisfy all obligations under this SPA still in effect.

15.5 The Home Depot’s Obligations upon Termination. Upon termination or expiration of this SPA for any reason, The Home Depot must: (i) pay all undisputed sums due Service Provider that are not otherwise subject to any offset rights provided in this SPA; and (ii) return to Service Provider any and all property of Service Provider in The Home Depot’s possession or control within thirty (30) calendar days after termination or expiration of the Term.

15.6 Retainage. Notwithstanding the obligations set forth herein, The Home Depot may withhold any payments due Service Provider for ninety (90) calendar days after termination to offset any amounts which are due or may become due from Service Provider to The Home Depot.

16	Risk of Loss and Title.

16.1 Risk of Loss between The Home Depot and Service Provider. As of the Effective Date and continuing throughout the Term, each Party to this SPA will be responsible for risk of physical or actual loss of and damage to any property, equipment, merchandise, materials, services, goods, or any other items in its possession that comprise any part of the Services (the “Materials”) or any other items or information in its possession or under its control.

16.2 Risk of Loss for Materials Prior to Installation. Notwithstanding anything to the contrary in Section 16.1, risk of loss will not pass from Service Provider to Customer until such Materials are delivered and accepted in writing by Customer in an ICA. Shipment will be F.O.B. Service Provider’s delivery location, unless otherwise noted in the Purchase Order. Risk of loss will revert back to Service Provider upon Customer’s rejection of defective or non-conforming Materials, even if stored at Customer’s designated delivery location.

16.3 Risk of Loss for Materials Post-Installation. As between the Service Provider and Customer, the risk of loss will not pass to Customer until the Services have been delivered and accepted by Customer in an ICA. Risk of loss will revert back to Service Provider upon Customer’s rejection of defective or non-conforming Services, even if stored at property owned by Customer.

16.4 Title. Service Provider warrants that title to any the Materials will pass from Service Provider to Customer free and clear of any lien, claim, or encumbrance upon the earlier of: (i) The Home Depot’s full payment to Service Provider for such Materials; or (ii) delivery of the Materials to Customer’s location.

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17	Dispute Resolution.

17.1 Non-Binding Mediation. All disputes arising out of or relating to this SPA will be initially subject to non-binding mediation to be administered by a mediation agency selected by mutual agreement of the Parties, unless such condition is waived in writing by The Home Depot. The Parties will have ten (10) calendar days in which to agree upon a professional mediator. If the Party that receives the request for mediation is not agreeable to pursuing mediation, or if the Parties cannot agree upon a professional mediator, or if mediation fails to result in a resolution of the dispute, then any Party may elect to proceed with litigation or arbitration as provided in Section 17.2 below. The mediation will, unless otherwise agreed in writing by the Parties, be held in Atlanta, Georgia, and it will be conducted over a period of time not to exceed two (2) business days. The Parties will share equally the costs of any such mediation.

17.2 Litigation or Arbitration. If disputes are not resolved by mediation, they will be decided by litigation in either the Superior Court of Cobb County, Georgia, or the United States District Court for the Northern District of Georgia, Atlanta Division. Service Provider hereby consents to the exclusive jurisdiction of these courts. In lieu of litigation, either Service Provider or The Home Depot may elect to have the dispute resolved through binding arbitration to be administered by the American Arbitration Association (“AAA”) in accordance with the AAA’s Rules applicable to the resolution of commercial disputes then in effect. The locale for the arbitration will be Atlanta, Georgia. The arbitrator(s) will decide each dispute based upon the evidence presented and the Applicable Laws. The arbitrator(s) will issue a written decision, setting out each specific finding of fact and conclusion of law relevant to their decision on each dispute. The award rendered by the arbitrator(s) is final, and judgment may be entered upon it in accordance with Applicable Law in any court of competent jurisdiction. The Parties will share equally in the administrative fees and arbitrator compensation and expenses (“Arbitration Costs”); provided, however, the non-prevailing Party will pay, or promptly reimburse upon demand, the other Party for its Arbitration Costs and reasonable attorneys’ fees as set forth in Section 17.5 (Attorneys’ Fees).

17.3 Failure to Comply. If either Service Provider or The Home Depot fails to comply with the other’s election of arbitration in lieu of litigation, the non-compliant Party will be liable to the electing party for all expenses incurred as a result of such failure, including, but not limited to, attorneys’ fees incurred preparing and filing responsive pleading(s), responding to discovery, and obtaining an order compelling compliance with the election.

17.4 Third Party Actions. Sections 17.1, 17.2, and 17.3 will not apply if either Party asserts a claim for contribution or indemnification against the other in relation to a litigation or arbitration brought by a third party who does not consent and/or has no obligation to consent to either mediate or arbitrate such litigation, or to consolidate such mediation or arbitration with a mediation or arbitration between The Home Depot and Service Provider.

17.5 Attorneys’ Fees. If a Party prevails in any legal or equitable action against the other Party, the other Party will pay the prevailing Party’s costs and expenses, including Arbitration Costs and reasonable attorneys’ fees.

17.6 WAIVER OF CLASS, COLLECTIVE, AND REPRESENTATIVE ACTIONS. SERVICE PROVIDER AND THE HOME DEPOT HEREBY WAIVE ANY RIGHT FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS SPA OR ITS BREACH, INCLUDING ANY AND ALL STATUTORY CLAIMS AND CLAIMS REGARDING THE RELATIONSHIP BETWEEN SERVICE PROVIDER AND THE HOME DEPOT, TO BE BROUGHT, DECIDED, OR ARBITRATED AS A CLASS, COLLECTIVE, OR REPRESENTATIVE ACTION. THE ARBITRATOR IS WITHOUT AUTHORITY OR JURISDICTION TO ARBITRATE ANY SUCH DISPUTE AS A CLASS, COLLECTIVE, OR REPRESENTATIVE ACTION OR TO COMBINE MORE THAN ONE INDIVIDUAL’S CLAIM OR CLAIMS INTO A SINGLE CASE. SERVICE PROVIDER AND THE HOME DEPOT FURTHER WAIVE ANY RIGHT TO PARTICIPATE IN OR RECEIVE MONEY OR ANY OTHER RELIEF FROM ANY CLASS, COLLECTIVE, OR REPRESENTATIVE PROCEEDING PERTAINING TO, ARISING OUT OF, OR RELATING TO THIS SPA.

18	Miscellaneous.

18.1 Assignment; Change of Ownership or Control. Without The Home Depot’s prior written consent (which will be provided or withheld at The Home Depot’s sole discretion), Service Provider may not: (i) assign, subcontract, transfer, pledge, sublicense, or encumber this SPA or any interest under this SPA; or (ii) agree to a Change of Control of Service Provider which results in the assignment, transfer, pledge, subcontract, sublicense, or encumbrance of this SPA or any interest under this SPA. Any transfer, pledge, subcontract, sublicense, or encumbrance of this SPA or any interest under this SPA by Service Provider without the prior written consent of The Home Depot will be null and void. The Home Depot may assign or transfer this SPA to a parent, subsidiary, or Affiliate of The Home Depot upon ten (10) business days’ notice to Service Provider. Any permitted assignment will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. For purposes of this SPA, the term “Change of Control” means Service Provider is the subject of a merger, acquisition, change of control, or sale or other transaction involving all or substantially all the assets of Service Provider.

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18.2 Waiver. No provision of this SPA may be waived unless in writing, signed by the waiving Party. The failure of a Party to exercise any of its rights, remedies, or options under this SPA, or the failure of a Party to insist upon another Party’s compliance with any provision of this SPA, will not constitute a waiver of any Party’s right to demand compliance. No action or course of dealing of the Parties at variance with the terms and conditions of this SPA will constitute any waiver of a Party’s right to demand exact compliance with the terms of this SPA.

18.3 Amendments. With the exception of modifications to the SPRG, which Service Provider expressly agrees may be updated by The Home Depot pursuant to Section 3.6, this SPA may be amended, modified, or supplemented only if a form of amendment approved in writing by The Home Depot’s counsel is executed by all Parties. Any Jobs or Purchase Orders issued may be amended only in accordance with Section 3.4.

18.4 Further Assurances. Each Party will provide such further written assurances, documents or instruments required by the other Party as may be reasonably necessary, appropriate, or desirable to give effect to this SPA and to carry out its provisions.

18.5 Severability. The invalidity or unenforceability of any provision or any portion of any provision of this SPA does not impair the validity or enforceability of any other provision or the remaining portions of any such provision. Section headings are for reference purposes only and do not affect in any way the meaning or interpretation of this SPA.

18.6 Books and Records; Audits. Service Provider must maintain its books and records in accordance with commercially reasonable business standards. The Home Depot or its designated agent(s) may, during the Term and for a period of three (3) years following the termination or expiration of the Term, during normal business hours without advance notice, audit all books and records of Service Provider that are of direct relevance to Service Provider’s fulfillment of its obligations including accuracy of its representations and warranties under this SPA. Service Provider’s authorized representatives may be present during such audit.

18.7 Cumulative Remedies. Except as otherwise expressly limited or provided herein, all rights, privileges, and remedies conferred upon the Parties under this SPA will be cumulative and are in addition to any rights, powers, privileges, and remedies available to the Parties by statute or otherwise at law or in equity.

18.8 Notices. Unless specified otherwise herein, any notices or other communication required to be in writing under this SPA must be: (i) personally delivered; (ii) sent by certified mail, postage prepaid; or (iii) delivered by overnight courier, to the other Party. Notices are deemed to be served and given upon receipt. Where this SPA expressly indicates notice to Service Provider may be provided via email, such notice will be sent to the email address listed on the first page of this SPA, unless such address is changed in writing through an executed amendment. Notice to The Home Depot will be provided to:

With a copy to:

Home Depot U.S.A., Inc.	Home Depot U.S.A., Inc.
Attn: Onboarding and Compliance - Services	Attn: Assistant General Counsel - Services
2455 Paces Ferry Road NW, C-11	2455 Paces Ferry Road NW, C-20
Atlanta, GA 30339	Atlanta, GA 30339

18.9 Survival. Any provision of this SPA that expressly or by its nature provides for rights, obligations, or remedies that extend after the Term will survive and continue in full force and effect following the expiration or termination of this SPA. The foregoing includes, but is not limited to, the following Sections: Confidentiality (Sections 8.1 and 8.2), Information Privacy and Security Requirements (Section 8.3), Ownership of Works (Section 8.5), Representations and Warranties (Section 9), Indemnification (Section 10), Insurance (Section 11), Limitations of Liability (Section 12); Termination (Section 15); Dispute Resolution (Section 17); Books and Records; Audits (Section 18.6); Cumulative Remedies (Section 18.7) and Survival (Section 18.9).

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18.10 Force Majeure. No Party will be in breach of this SPA if performance of its obligations or attempts to cure any breach or end an Event of Default are delayed or prevented by reason of any act of nature, fire, natural disaster, failure of electrical power systems, epidemic, pandemic, act of terrorism, riot, explosion, strike or other labor unrest, or any other act or condition beyond the reasonable control of the Party affected (“Event of Force Majeure”), provided that the affected Party makes commercially reasonable efforts to avoid or eliminate the causes of its nonperformance and continues performance immediately after such causes are eliminated. Notwithstanding this Section, any delay that exceeds sixty (60) calendar days will entitle the Party whose performance is not affected by the relevant Event of Force Majeure to terminate this SPA upon not less than thirty (30) calendar days’ written notice to the other Party.

18.11 Entire Agreement. This SPA, which also includes Exhibit A, the SPRG, and any contemporaneously and subsequently executed amendments, constitutes the entire agreement and understanding between the Parties and merges and supersedes any and all prior oral or written discussions, negotiations, agreements, and understandings related hereto. Any previous negotiations, agreements, or representations that have been made or relied upon that are not expressly set forth herein in writing will have no force or effect.

18.12 Counterparts. This SPA may be executed in one or more counterparts, each of which will be considered an original and all of which taken together form one single document. Signatures delivered in PDF form by email, or fax, or other electronic means will be enforceable by the Parties and have the same effect as signatures made or delivered by non-electronic means.

18.13 Choice of Law. This SPA will be governed and interpreted in accordance with the laws of the State of Georgia. The Parties acknowledge that this SPA evidences a transaction involving interstate commerce. Thus, notwithstanding the foregoing choice of law provision, the Parties agree that the Federal Arbitration Act will govern the interpretation and enforcement of the arbitration provisions of this SPA and any forum selection clauses relating thereto.

18.14 Other Provisions. Except where the context requires otherwise, whenever used, the singular includes the plural, the plural includes the singular, the word “or” means “and/or,” and the term “including” or “includes” means “including without limitation,” and without limiting the generality of any description preceding that term. When this SPA refers to a number of days, unless otherwise specified as business days, that reference is to calendar days. The wording of this SPA will be deemed wording mutually chosen by the parties, and no rule of strict construction will be applied against either Party.

18.16 Drafting Ambiguities. Each Party to this SPA and its counsel have reviewed this SPA. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this SPA.

18.17 Third -Party Beneficiaries. The Home Depot’s service providers, suppliers, distributors, vendors, and/or agents who provide Confidential Information that is disclosed to Service Provider and/or Subcontractors will be third-party beneficiaries of the provisions set forth in Section 8.1 (Confidential Information).

18.18 Opportunity to Review and Obtain Advice of Legal Counsel. Service Provider acknowledges and agrees that: (i) it has had the opportunity to read this SPA and each and every other document referred to herein; (ii) it has had the opportunity to confer with legal counsel of Service Provider’s own choice with respect to Service Provider’s rights and obligations hereunder; and (iii) having availed itself of such opportunities, Service Provider has freely entered into this SPA with a full understanding of Service Provider’s rights and obligations hereunder.

[Signatures on following page]

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IN WITNESS WHEREOF, the Parties have executed this SPA by their duly authorized representatives

SERVICE PROVIDER:	THE HOME DEPOT:

KAT Fabricators	Home Depot U.S.A., Inc.
Company Name

/s/ Robert Finley	/s/ Chris Duffy
Signature	Signature

Robert Finley	Chris Duffy
Name	Name

Managing Partner	Vice President - Services
Title	Title

Oct-21-2024 | 10:46 AM EDT	Oct-21-2024 | 4:10 PM EDT
Date	Date

The Home Depot Master Service Provider Agreement

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Exhibit A

Service Pricing

[attach]

The Home Depot Master Service Provider Agreement

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